EXHIBIT 99.2
To Form 8-K dated January 26, 2011

Seacoast Banking Corporation of Florida
Fourth Quarter and Year-End 2010 Earnings Conference Call
January 27, 2011
9:00 AM Eastern Time

Operator:

Welcome to the Fourth Quarter and Year End 2010 Earnings Conference Call. My name is Sandra, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin, sir.

Dennis S. Hudson, III:

Thank you very much, Sandra, and welcome to our Seacoast Fourth Quarter Conference Call.

As always, before we begin, we will direct your attention to the statement contained at the end of our press release last night regarding forward statements. During this call, we will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of Section 27A of that Act.

With me is today is Jean Strickland, our President; Russ Holland, our Chief Lending Officer; and Bill Hahl, our CFO.

We are very pleased to report continued progress this quarter; and in fact, we are very pleased with our revenue improvements and overhead improvements, which have been particularly strong in the second half of the year.

But before we discuss the factors that are producing these improvements, as well as our outlook for 2011, I want to comment on the year that just closed out and how our progress in 2010 will support our return to profitability in 2011.

Throughout 2010, we progressed forward in our effort to reduce aggregate credit risk in the balance sheet. Our targeted plan to reduce loan concentrations, and as I said in our July conference call, by focusing our liquidation efforts on our larger problem loan exposures and larger concentrations in 2009, we are now seeing problem loan inflows pace slower and the inflow is comprised of smaller loans. At the time of our call back in July, I also said that we believe our problem loan exposure peaked in the third quarter of 2009, and our belief was supported with a continued decline in the level of classified loans. As a result, I also said that we expected to see a moderation of new problem loans. Well, our nonperforming loans declined each quarter throughout the year in 2010. Nonperforming loans declined by 23.5 percent in the third quarter on a linked basis to $69.5 million, and then fell to $68 million in the fourth quarter, compared with a peak level of $154 million in the third quarter of 2009. Nonperforming loans at year-end represented a decline of 56 percent from the peak and a decline of 30 percent for the year. Other real estate owned did in fact grow throughout the year, as I said it would during our first quarter call, but then declined 21 percent on a linked-quarter basis to $25.7 million at year-end as we continued our problem asset liquidation effort.

Earnings results for the year 2010 were lumpy, again something I said we should expect during our first quarter call, including this quarter with our loss of $10 million. The lumpy results were due entirely as we predicted to losses associated with the sale of OREO (other real estate owned) and asset dispositions, particularly in the first and final quarters of 2010.

Our success in managing down our credit risk will now begin to support our return to profitability. A reduction in aggregate credit risk, combined with signs of stability in the local economy, means fewer new problem loans and improved credit migration trends, and that’s exactly what we are now seeing. I would say the real news here today is that what started out as hopeful signs of improvement in early 2010 have now emerged as real trends, trends we expect to continue.

As I now look at the liquidation work ahead of us, it will be very different than that of the past two years. First of all, our C&D loan exposure, which drove the bulk of our losses, has been all but eliminated. Second, further bulk loan sales are no longer needed to muscle down aggregate credit risk. And third, credit charge-offs primarily come from new problem inflows; and given that those inflows are now much reduced and are in asset classes with lower loss potential, we fully expect credit losses to continue to moderate. The assets that remain have generally received credit marks that reflect current conditions. This doesn’t mean we have eliminated the risk brought on by current conditions, because conditions remain weak, but we do expect to see improved credit costs and continued improvements in credit quality in the next quarter and throughout 2011.

Now back to my opening comments regarding revenues and overhead. We reported very positive improvements in revenue growth last quarter and this trend continued into the final quarter of 2010. This growth occurred across the board and is a result of our focused efforts to accelerate household growth and market share. Bill is going to speak to some of the details, but I’m particularly pleased with the growth in fees given the new regulatory fee restrictions that were put in place and impacted our final quarter.

Moving to overhead, core operating expenses, which totaled $19.3 million in the first quarter of 2010, were reduced 7 percent to $17.9 million in the final quarter of the year. These positive trends relating to revenues and positive trends relating to overhead, together with positive trends relating to asset quality and credit costs, support our belief that we can now begin to return to profitability in 2011 provided the overall economic outlook remains stable, as we think it will.

I’m now going to turn the call over to Bill for a few comments, and then we’ll conclude with some questions.

William R. Hahl:

Thank you, Denny; and good morning, everyone. Thank you for joining us on the call today. We’ve posted a few slides for the call on our website for your reference. I’ll quickly review some of the highlights from our results and then turn the call back to Denny and we’ll take your questions.

Overall, our results for 2010 were driven by steadily improving credit trends that saw net charge-offs fall $70 million to $39.1 million, or 295 basis points of average loans, and provisioning for loan losses fell $93 million to $31.7 million. NPLs fell by 30 percent to $68.3 million compared to the prior year. Taken together, these two factors contributed significantly to our year-over-year earnings improvement. Encouragingly, fourth quarter loan production in our consumer, residential and commercial loan portfolios resulted in only a 1.8 percent decline in accruing loans linked-quarter. Additionally, expansion of the net interest margin, coupled with good expense control, contributed to improving operating efficiencies; and higher deposit household acquisitions enabled our retail bank to offset the reduction in consumer service charges that Denny mentioned during the mid-year implementation of changes to Reg E.

Included in GAAP earnings for 2010 were credit-related expenses related to elevated nonperforming asset management costs and direct costs to manage these assets and combined totaled $17.8 million for the year compared to $6.3 million for 2009. Additionally, noncore operating expenses for professional fees related to the assistance in developing the Company’s new strategic plan and new risk management system of $2.3 million are also included in GAAP noninterest expenses. Without these costs and on a comparable basis, overhead for the year 2010 declined by $2.7 million compared to the prior year.

Next, I’d like to cover a few highlights from the balance sheet and the income statement. Taxable equivalent net interest income was $16.4 million for the fourth quarter, slightly lower than the third quarter. The net interest margin improved slightly during the fourth quarter, averaging 3.42 percent, up seven basis points from 3.35 percent in the third quarter. As we discussed on the earnings call in October, we held higher levels of cash on the balance sheet during the third quarter, and this continued in the fourth quarter. In this unusually low interest rate environment and with the prospects for improved asset yields in 2011 and beyond, we remain opportunistic investors. While this program negatively impacts the net interest margin, it is a temporary issue and it will allow for future margin expansion as the economy improves and loan growth returns, perhaps as early as late 2011. Offsetting this has been improved deposit mix, which allowed net interest deposit costs to decline 9 basis points to 0.92 percent and overall costs of deposits to decline 8 basis points to 0.76 percent compared to the third quarter.

As for the balance sheet, compared with the third quarter, residential real estate loans grew by an annualized 7.7 percent, reflecting specifically the retaining of more mortgage loan production in the portfolio, while consumer loan correction was largely offset by monthly amortization of principal. While it seems clear that economic activity continues to improve, commercial loan growth is still weak and dependent on market share increases, as little new business is being started, expanded or opened.

With that said, we continue to see strong growth in core deposits. Average core customer deposits, which exclude CDs greater than $100,000, increased in the fourth quarter to 84.5 percent of total deposits, up from 80.5 percent a year ago.

Turning to noninterest income excluding security gains, noninterest income was $5.3 million for the recent quarter compared to $4.8 million in the third quarter. Mortgage banking fees were $580,000 for the quarter, down from $654,000 linked-quarter. As I mentioned earlier, this decline can be attributed to our decision to retain a higher percentage of mortgage production, as closed production increased to $49 million in the quarter, up from $38 million in the third quarter and sequentially was up every quarter. We started with first quarter at $33 million.

Service charges on deposit accounts were $1.6 million during the quarter compared with $1.5 million linked-quarter. This 20.9 percent annualized increase reflected the full impact of the implementation of the new Reg E, which Denny mentioned and I mentioned earlier, but it was largely offset. There were declines in those fees, but they were principally offset with increases in personal and business core deposit household growth.

Turning to expenses, operating expenses continue to be well controlled during the recent quarter. Excluding credit-related costs and professional fees, as discussed earlier core operating expenses were $17.5 million, down from $17.7 million in the third quarter. Annualized net charge-offs as a percentage of total loans were 147 basis points, down from 329 basis points linked-quarter. The provision for credit losses was also down at $4 million for the quarter compared to $9 million in the linked-quarter. The provision allowed for the allowance for loan losses to remain at a steady 3.04 percent of total loans at year-end.

The tangible common equity (“TCE”) ratio was 5.81 percent at the end of the fourth quarter, a 105 basis point increase from 4.76 percent at December 31, 2009. We increased the deferred tax valuation allowance again this quarter and it now totals $47.8 million. The recapture of the valuation allowance will allow the TCE to increase by 137 basis points when we are able to rely on a forecast of future taxable earnings as support for the Company’s net deferred tax assets (“DTA”).

The outlook for 2011 is for the rate of recovery to remain slow with levels of economic activity improving. We expect the net interest margin for 2011 to be relatively consistent with the 3.42 percent we recorded in the fourth quarter. Overall, our goal for 2011 is to sustain the improvements that we have gained during 2010 and to further develop and implement strategies which achieve our long-term objective of improving shareholder value.

That concludes my remarks, so I’ll turn the back to Denny and we will open for some questions.

Dennis S. Hudson, III:

Thank you, Bill. We included a new slide this quarter, nonperforming loan inflows, slide number six If you take a look at that, it is very supportive of some of the comments I made earlier in the call. Again, we are seeing a very significant reduction in the level of inflows. And the final comment I’ll make is we were very comprehensive in our look at year-end nonperforming assets with respect to credit marks needed and so forth to move those assets out as we look forward into 2011. You’ll probably have some questions on that and I’m happy to give you a little more detail around that. But I think for now, we will just throw the floor open to questions and ask the operator to please announce our questions.

Operator:

Thank you. We will now begin the question-and-answer session. If you have a question, please press star, then one, on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star, then one, on your touchtone phone.

The first question is from Brad Scheiner from FBR Capital Markets. Please go ahead.

Brad Scheiner:

Good morning, gentlemen.

William R. Hahl:

Good morning.

Dennis S. Hudson, III:

Good morning.

Brad Scheiner:

Good to see credit improving. I understand you will have about a 140 basis point TCE recapture when the DTA comes back. TCE, though, is still below 6 percent. Can you just give some color on how you are thinking about capital, whether you think you need to access the capital markets?

Dennis S. Hudson, III:

Well, I think our focus is on returning to profitability. And as we return to profitability, the visibility of the deferred tax asset gets a little clearer, and we think it’s important to do that. So we’re comfortable with our capital position right now. As I said, we were pretty aggressive in the fourth quarter, looking at all of the credit marks throughout the portfolio and getting the portfolio now to a point where we can start to more rapidly reduce and liquidate, in an appropriate way, those assets. So as we do that, we continue to improve credit quality, number one, and risk levels continue to improve, which we think is positive in terms of looking at capital. That is to say, the credit impact on capital will become much less in 2011, and we think we have bottomed out in terms of some of the capital numbers there. So we fully expect to see that number improve over the next year.

Brett Scheiner:

Let me ask you a follow-up on that. Your intention would be for the at least partial DTA recovery, if not all, as you return to profitability—certainly you have plenty of time to use it—and then raise capital at a more favorable price? Or do you believe at that point that you’ll be capitalized at a comfortable rate?

Dennis S. Hudson, III:

We believe we’ll be capitalized at a comfortable rate. Given the improving risk profile of the organization, the growing revenues, and increasing profitability, we will start accreting capital in 2011.

Brett Scheiner:

Okay great. Congrats in the improvements in the year. Take care.

William R. Hahl:

Thanks.

Dennis S. Hudson, III:

Thanks.

Operator:

Thank you. The next question is from Chris Marinac from FIG Partners. Please go ahead.

Chris Marinac:

Thanks. Good morning, Denny and Bill.

Dennis S. Hudson, III:

Good morning.

William R. Hahl:

Good morning, Chris.

Chris Marinac:

I wanted to ask about your perception about the classified assets relative to capital reserves at this juncture. Are you satisfied with the improvements there, and do you think that there will be further changes in that ratio coming lower in the coming quarters?

Dennis S. Hudson, III:

Yeah, we are very pleased with the level of classified assets to capital. It’s improved consistently for quite some time now. In fact, our classified assets peaked prior to the nonperforming loans peaking in the third quarter, so it would have been a couple of quarters earlier. And ever since then, we have seen a continuous decline in the level of classified assets. When you relate that number to our capital, again the trends are positive. We are seeing those numbers get even more favorable as we hit the end of 2011 in terms of our outlook and projection. So, yeah, we feel pretty comfortable with where we are there. The trends are great; the numbers are down to levels that we find a lot more acceptable than they were two years ago; and again the inflows and migration trends are very favorable as well. We are now seeing—I think I said last quarter—we are starting to see more upgrades than we are downgrades, and that continued into the fourth quarter. So we are seeing things clearly stabilize, Chris, on that front. Back to the earlier question on capital, that’s one reason we feel comfortable with the current capital position. We are seeing all the risk metrics improve very nicely.

Chris Marinac:

Denny, is there any rule of thumb on if we see NPAs and other performance metrics improve, is there any relationship to how classifieds drop? Do the classifieds actually fall faster than NPAs, or is there any rule of thumb there?

Dennis S. Hudson, III:

Yeah, I don’t know. I don’t have that number off of the top of my head. But I’d say as the NPAs come down, we do see some probably modest, even further improvement in the level of classifieds, and it’s because of performing classified loans, again, improving. The other thing I said last quarter was the quality of the classified loans that are not on nonaccrual, that is to say those that continue to perform, the quality of those classified assets continues to improve. We are seeing relationships that two years ago were headed....had trends that were very negative and now we are seeing the trends improve. It’s still a classified asset; it’s still got stress; we are still concerned about it, but the falling trends have now stabilized in just about all cases, and in many cases have actually improved; and we can begin to start seeing the borrower is returning to better health. So there is some of that going on, and that would tend to increase the improvement beyond that that you are seeing in NPLs.

Chris Marinac:

Okay. And then just one quick last question, Denny. On OREO costs, how much change should we expect in that? I know this quarter was a large one, but just curious on how that number is going to fluctuate quarter-quarter?

Dennis S. Hudson, III:

Yeah, this quarter was... It’s a good question. This quarter was a very large impact. And again, as the inflows have now moderated and our projected inflows continue to moderate as we look forward, we felt this quarter we needed to look very carefully at current market conditions and try to achieve credit marks, particularly in the OREO portfolio, that would allow us to continue to liquidate those assets over the next several quarters. We feel pretty good about that. We think we’ve got things marked more aggressively now than they probably ever have been, and it’s the right time to do that.

Russ, did you have any comments on...

H. Russell Holland, III:

Well, just sort of confirming what you said that we have written the assets down to where we are seeing increased market activity, which has been reducing our days in ORE. So we have been able to start seeing more movement in the assets sooner.

Dennis S. Hudson, III:

Right. We are seeing good activity on the OREO side and things are moving, and actually probably a little ahead of where we had thought we would be in the fourth quarter on OREO. Again, with all of the migration that occurred in 2010 into OREO, it’s pretty amazing. We actually saw no growth from year-end to year-end in OREO balances. So we are feeling pretty good about our ability to move the stuff out, and we believe that will continue next quarter and into 2011. We are more optimistic today than we were last quarter, and we were very optimistic about the trends last quarter. So we are feeling pretty good now that things have really turned, clearly stabilized. Locally things are stabilizing, and we are seeing much better numbers out ahead of us.

Chris Marinac:

Great. Thanks very much for the color.

Dennis S. Hudson, III:

Yep.

Operator:

Thank you. The next question is from Dave Bishop from Stifel Nicolaus. Please go ahead.

Dave Bishop:

Hey. Good morning, guys.

Dennis S. Hudson, III:

Morning.

William R. Hahl:

Morning.

Dave Bishop:

Hey, circling back to the OREO costs there, in terms of the expenses this quarter, was it — - how deep of a dive was it? Were there larger credits impacting that? Actually, what was moved out of there? What flowed in, in terms of the size and depth, or was it a little bit more granular in terms of some of the write-down?

Dennis S. Hudson, III:

I’ll make a general comment and then turn it over to Russ and Jean to give a little more color. Generally speaking, again in my earlier comments several quarters back, we focused our liquidation efforts in late 2008 and all of 2009 on our largest, biggest, baddest, nastiest stuff. And as a result of that, the inflows that we are seeing now are much smaller in size—now meaning during 2010—tended to be more granular and things that are easier to liquidate. That was the plan back in late 2008, and we executed on that plan. Now we are seeing it come to fruition with these improvements in 2010. Those improvements will continue on into 2011 and the negative impacts are driven down by the increased granularity and the increased liquidity associated with it.

Any other comments, Russ or Jean, on that?

H. Russell Holland, III:

As far as the nature of the write-downs, they were fairly diverse across the portfolios and were again valuation-driven, enabling us to move the assets more quickly.

O. Jean Strickland:

We had a conscious thought... This is Jean Strickland. We had a conscious thought that we wanted to take a hard look so that we could make sure of our ability this year to continue moving things out.

Dennis S. Hudson, III:

Yeah.

Dave Bishop:

Has there been any change in terms of the depth of the market there for secondary, for buyers there in terms of dipping their toe in the market? Is it becoming a little bit more rational, a bit more professional-driven, where people are getting not necessarily more optimistic, but a little bit more rational in terms of the pricing there? It’s okay, it’s more acceptable in terms of the marks that you are taking?

Dennis S. Hudson, III:

We are actually seeing improved volumes. First of all, for example, residential home sales accelerated back up in December and were actually surprisingly strong in the month of December. We are seeing pricing... The valuations now on the residential side of things are not what I would call bargains, because it is the market price, but they are very reasonably priced and they are priced—as I’ve said for several quarters—to match income levels. Everything has come back into balance, and that is what is driving the volume up in those areas. We are also seeing some stability, I would say, across the board and in commercial as well.

You were about to say something...

O. Jean Strickland:

Just that we commented earlier, I think you and Russ both did, about the activity that we are seeing. We’re seeing a more active market, which speaks for a little bit more demand. So to your point about: “Are the pricing expectations of sellers and buyers getting closer together”, I would say, “Yes, we are seeing that now.”

Dennis S. Hudson, III:

Yeah, and I think the price capitulation on the part of the seller, which was driven by a lot of short sales and distressed asset sales and that sort of thing, have really come into a better balance with the buyers’ expectations. So we are again seeing things move. We have a much more positive outlook today than we had a year ago.

Dave Bishop:

Thanks.

Operator:

Thank you. As a reminder, if you would like to ask a question, please press star/one on your phone.

The next question is from Mac Hodgson from SunTrust Robinson. Please go ahead.

Mac Hodgson:

Good morning.

Dennis S. Hudson, III:

Good morning.

Mac Hodgson:

On the margin, I know you mentioned that the excess cash liquidity of $200 million or so is a drag and that you hope to obviously redeploy it. Can you help us think through long-term where the margin could go when that turns around and loan growth comes back?

Dennis S. Hudson, III:

As Bill pointed out, the higher level is not just cash. It’s also higher levels of short-term investments in the portfolio that restricts our ability to produce a better margin. And as that liquidity in the short-term investment portfolio is reinvested into loans, we are projecting some very nice margin expansions over time. I think the key there is: what is the pace of that? We have been very disciplined with respect to our forward projections for interest rate risk, and we are very concerned over where yields may be going over the next year. So we have been, as I said, very disciplined in trying to manage that price risk very diligently, and we put more of our efforts into growing a loan portfolio. There are two things that happened that will layout over the next couple of years, Mac. The first thing will be the redeployment of liquidity into the loan portfolio, and that is worth a lot of money. That would have a significant impact on net interest income, and it would actually probably have a very significant impact on bottom line performance. We see that occurring over the next 12 to 18 months. And then beyond that, the continued growth in market share and household growth that we talked about this quarter and last quarter, particularly, starts expanding the balance sheet in a very low cost way. Again, that works its way back into earning assets, which is the secondary source of margin growth and will be more of an impact in 2012 and beyond. But all of those things are stacking up to improve margin growth. It might be good for somebody to comment on what effort we have underway to grow the loan portfolio.

H. Russell Holland, III:

Sure. On the commercial side, we have been heavily recruiting commercial lenders from our competitors in various markets, and we have seen some activity of bringing those relationships over from our competitors. We are focused on small business lending, owner-occupied type financing, and have seen an increase in the fourth quarter in the number of transactions. In residential mortgages, we have had a significant increase in volume bringing us back to improve our market share in our core markets and increase our volume in those areas. We are also working heavily with our retail branches in originating additional consumer credit.

Dennis S. Hudson, III:

Right. So we have a lot of irons in the fire, Mac, to grow that loan portfolio in an appropriate way. We have seen great success in the residential and a little bit in the consumer area. That’s working very well, and those are market share gains that are driving that success. We want to see similar market share gains driving success in the small business owner-occupied area, as Russ said, and that led us to recruiting. What we seeing out there with our recruiting efforts—and this is fairly recent, something we started last quarter and talked about—we actually landed some folks in the fourth quarter who are beginning to produce. But the real impact starts to get felt in 2011 with growing revenues out of that. But I know...

H. Russell Holland, III:

Well the interesting thing in our market is there is still quite a bit of disruption with some of our larger competitors that are in transition, and that transition is causing disruption not only with their customers, but also with their line production folks. We are able to attract them because what Seacoast has to offer is fairly unique in our market, and it is attracting not only the customers, but the originators as well.

Mac Hodgson:

How many bankers did you hire?

H. Russell Holland, III:

We brought on four in the fourth quarter, and we are going to continue that trend throughout 2011.

Mac Hodgson:

Okay, that’s great color. Thanks. Just a couple others...

Dennis S. Hudson, III:

And by the way, I just remind you, in the second quarter call in July, I talked about we had moved all of our softer workouts back into special assets, so what was frenetic in the prior year 2009 has now clearly turned into, I think I called it, a “mop up” operation by the time we hit mid-year. So the focus was in the second half of the year to really press forward to drive revenue growth so that we could set ourselves up for some more impressive revenue growth in 2011 and beyond. A lot of our existing production folks are now devoting greater amounts of their time, in fact full-time now, on new loan growth. We think that the timing was good, because the economy is stabilizing and the local economy is starting to repair itself now. Unemployment is still very, very high in our markets—in most of our markets, it’s 12 and 13 percent or even a couple of them almost 14 percent—so conditions are still very, very soft. But we think the timing is very appropriate for us to be back out in the market now. What we have to focus on is...We are not seeing any new production, new business, new expansion going on; it is all market share acquisition, so we are lasering in on particular market segments that are very attractive in the current environment and are likely to show improved performance over the next couple of years. We are lasering in on those areas, and we are seeking production folks in other markets from other competitors who have a specialty in those targeted segments; and it’s beginning to work. We saw volume increase very nicely in the commercial side in the fourth quarter, and pipelines are starting to build. We did this a year ago on the residential side, and it is now paying dividends big time. We believe by the time we get to the end of 2011, we will have some very nice overall loan growth beginning to materialize and that will drive net interest income throughout 2011, but even more aggressively in 2012.

Mac Hodgson:

Okay great. Just maybe just one last one. What is the liquidity at the holding company and when do you expect to go back to, unless I missed it already, go back to paying the TARP interest or preferred dividends?

Dennis S. Hudson, III:

Yeah, that’s kind of a current topic. We have over $20 million of liquidity at the parent, and we believe we are very fast approaching a point when it makes sense for us to come out of deferral. So it is a current topic; and as we get better visibility on that, we will be letting you know what our thoughts are.

Mac Hodgson:

Okay great. Thanks.

Operator:

Thank you. The next question is from Bill Young from Macquarie. Please go ahead.

Bill Young:

Hey, good morning, guys.

Dennis S. Hudson, III:

Good morning.

William R. Hahl:

Good morning.

Bill Young:

Could you just quickly remind us how much you expect to achieve from cost savings with the efficiency plan next year?

Dennis S. Hudson, III:

We don’t have anything that we’ve announced in terms of what that looks like, but we’ll have something to say I think in the first quarter.

You had a comment?

O. Jean Strickland:

Only that we are looking at working with an outside firm to assist with an overhead review, so it will be significant.

Dennis S. Hudson, III:

It will be a significant deep look, and we are looking for operating efficiencies. We have been through a very tumultuous period, and as we begin to now stabilize the organization and see these trends emerge, I think it’s very important and very timely for us to refocus our attention on our structural overhead, match that overhead to the opportunities out ahead of us, and begin to increase our efficiencies as we look forward. Our efficiency ratio today is completely unacceptable. It is not where it needs to be, but that is not entirely due to the operational side and the cost side. It is also very, very much a function of the revenue side of the equation given what we have been through here. I’d remind you that not only are we holding very high levels of liquidity, but we are also continuing to carry higher levels of nonperforming assets; and as those assets are liquidated and reinvested, all of that continues to drive revenue up. So we think the combination of a look at overhead, combined with this focus on revenue, will begin to get our overhead ratios back, in a year from now, to a level that we find a lot more acceptable.

O. Jean Strickland:

And part of focusing on efficiency has to do with improving customer service, so that’s another benefit that we expect to achieve through the look we will do this year.

Mac Hodgson:

Got it. Thanks, guys.

Dennis S. Hudson, III:

Thank you.

Operator:

Thank you. Dave Bishop from Stifel Nicolaus is back online with a question. Please go ahead.

Dave Bishop:

Yeah, I just had one follow-up. Jean, I think you talked about this before, and it doesn’t look like there was too much movement in or out either way, but on the restructured loan portfolios, have you had much experience there— I think you were assuming it was like 20 percent on the residential side and no re-defaults on the commercial real estate side? Is that still holding true?

O. Jean Strickland:

That is still holding true. We have no re-defaults on the commercial side. And on the residential side, we are experiencing half of what the industry sees in terms of us having a 20 percent re-default rate versus 40.

Dave Bishop:

Okay, gotcha. Great. Thank you.

Operator:

Once again, if you would like to ask a question, please press star/one on your phone. At this time, there are no further questions.

Dennis S. Hudson, III:

Okay. Well thank you very much for your attendance today. We look forward to talking with you after the first quarter results. Thank you.

Operator:

Thank you. Ladies and gentleman, this concludes today’s conference. Thank you for participating. You may now disconnect.